Exhibit 23.3

Consent of Life Science Intelligence, Inc.

We hereby consent to (1) the use of and references to our name in the prospectus included in the registration statement on Form S-1 of OrthoPediatrics Corp. (the “Company”) and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Summary,” “Market and Industry Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections, and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information cited in the above-mentioned sections with data reference points outlined and described expressly within Schedule I hereto only. Any data or information not appearing within Schedule I hereto is not authorized for use and does not form part of this consent exhibit.

The data and information used in the Registration Statement, including, but not limited to, under the “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and described on Schedule I hereto, are obtained from our report titled: U.S. Anterior Cruciate Ligament Reconstruction Procedure Volume Analysis.

By:	/s/ Scott Pantel
Scott Pantel
President
Life Science Intelligence, Inc.

April 20, 2016

Schedule I

The information listed below and appearing in the “Summary” section of the prospectus:

We estimate that the portion of this market that we currently serve represented a $1.4 billion opportunity globally in 2015, including nearly $800 million in the United States.

The information listed below and appearing in the “Market and Industry Data” section of the prospectus:

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. This data involves a number of assumptions and limitations. Life Science Intelligence, Inc., the primary source for anterior cruciate ligament procedural data included in this prospectus, was commissioned by us to compile this information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in ‘‘Risk Factors.’’ These and other factors could cause our future performance to differ materially from our assumptions and estimates.

The information listed below and appearing in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus:

We estimate that the portion of this market that we currently serve represented a $1.4 billion opportunity globally in 2015, including nearly $800 million in the United States.

The information listed below and appearing in the “Business” section of the prospectus:

We estimate that the portion of this market that we currently serve represented a $1.4 billion opportunity globally in 2015, including nearly $800 million in the United States.

We currently serve a portion of the pediatric orthopedic implant market that we estimate represented a $1.4 billion opportunity globally in 2015, including nearly $800 million in the United States.

The chart below provides the estimated sizes of the three categories of our U.S. addressable market opportunity based on third party data (including ACL Reconstruction data compiled by Life Science Intelligence Inc. in a study that we commissioned) regarding the number of procedures performed in 2015 and our average revenue per procedure:

ACL Reconstruction
U.S. Pediatric Orthopedic Implant Market	$102 Million

According to Life Science Intelligence, Inc., in a study that we commissioned, approximately 29% of ACL reconstruction procedures completed in the United States in 2015 were in patients under the age of 18. The vast majority of these procedures were performed in ambulatory surgery centers.